Exhibit 10.3

EXECUTION COPY

NON-EXCLUSIVE SOFTWARE LICENSE AGREEMENT made as of January 26, 2005 between Standing Stone Gaming, LLC, a Delaware limited liability corporation, with an address at 5218 Patrick Road, Verona, NY 13478 (“SSG”) and PokerTek, Inc., a North Carolina corporation, with an address at 1020 Crews Road, Suite J, Matthews, NC 28106 (“Customer”).

I.	DEFINITIONS

(a) The following terms, as used herein, have the following meanings:

“Acceptance” means the installation of SSG Licensed Software or an Update at a Client Location.

“Agreement” means this agreement, together with all Schedules and Exhibits attached to it.

“Authorized User” means an employee of Customer or an independent contractor of Customer operating under a written independent contractor agreement, requiring, among other things, that the independent contractor preserve the confidentiality of the Confidential Information.

“Business Hours” means Monday through Friday 8:00 a.m. ET to 5:00 p.m. ET except public holidays.

“Client Location” means the physical situs at which the Integrated Product has been deployed during the Term of this Agreement.

“Customer Service Location” means the physical situs of SSG Licensed Software, to be serviced by SSG pursuant to this Agreement, or such other physical situs of such SSG Licensed Software as Customer shall, in writing, designate to SSG from time to time.

“Documentation” means any printed or electronic materials provided by SSG that document the functions of any SSG Licensed Software.

“Effective Date” means the date on which this Agreement is executed by both Parties.

“Error” means the material failure of SSG Licensed Software to meet an agreed specification for such SSG Licensed Software.

“Force Majeure Event” means a circumstance precluding a Party hereto from performing its obligations under this Agreement (other than the payment of money) resulting from any cause beyond such Party’s reasonable control, including, without limitation, acts of God; blackouts; power failures; inclement weather; fire; explosions;

floods; hurricanes; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; war; acts of terrorism; and acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact such Party’s ability to perform its obligations under this Agreement.

“Integrated Product” means the product resulting from implementation of SSG Licensed Software with the PokerPro System.

“Nation” means the Oneida Indian Nation of New York.

“Party” means SSG and Customer or either.

“PokerPro System” or “PokerPro Software” means Customer’s automated poker table.

“Site License” means a personal, non-transferable, non-exclusive, perpetual license in SSG Licensed Software for each Client Location during the term of this Agreement.

“Specified Operating Environment” means such hardware type(s) and other equipment, programming and programs as SSG shall specify from time to time as comprising a minimally suitable platform for the functioning of the SSG Licensed Software.

“SSG Licensed Software” means SSG’s Oneida II® System and subject to Support under this Agreement.

“Vendor Licensed Software” means a software program licensed from a party other than SSG to Customer.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Confidential Information	VII.(c)
Customer	Preamble
Customer License	II.(a)
Initial Integration	II.(a)
License Fee	III.(b)
Term	IV.(a)
SSG	Preamble
Support Term	VIII.(a) IV.(a)
Update	VIII.(a)

II.	SERVICES

(a)	Initial Integration

SSG hereby grants to Customer a personal, non-transferable, non-exclusive, perpetual license ( the “Customer License”) to the SSG Licensed Software for Initial Integration with the PokerPro System. The Customer License shall survive termination of this Agreement. SSG will provide limited support services for the SSG Licensed Software in accordance with Section VIII of this Agreement.

(b)	Subsequent Implementation

SSG agrees to grant to Customer a Site License for each subsequent implementation at a Client Location upon SSG’s approval of each Client Location. Customer shall have notified SSG in writing at least thirty (30) days prior to each subsequent implementation at a Client Location. Each Site License shall be deemed granted upon acceptance by SSG of payment therefore under Section III(b). SSG will provide limited support services with respect to each Site License in accordance with Section VIII of this Agreement. Each Site License granted prior to termination of this Agreement shall survive termination of this Agreement.

(c)	Hardware

SSG will not provide any hardware. Customer shall provide any and all hardware required for the installation and operation of the SSG components supporting the Integrated Product. The hardware shall meet the requirements of the Specified Operating Environment as defined by SSG.

III.	COMPENSATION

(a)	Initial Integration

Customer shall pay to SSG the sum of TWENTY-FIVE THOUSAND AND 0/00 DOLLARS ($25,000.00) for Initial Integration of SSG Licensed Software, due as follows:

1.	EIGHT THOUSAND THIRTY-FOUR AND 33/00 DOLLARS ($8,333.34) due on the Effective Date;

2.	EIGHT THOUSAND THIRTY-THREE AND 33/00 DOLLARS ($8,333.33) due upon delivery, configuration and training of SSG Licensed Software build 1.1.1; and

3.	EIGHT THOUSAND THIRTY-FOUR AND 33/00 DOLLARS ($8,333.33) due upon final integration of the SSG Licensed Software build 1.2.0 with the PokerPro System.

(b)	Subsequent Implementation

Customer shall pay to SSG the sum of TWENTY-FIVE THOUSAND AND 0/00 DOLLARS ($25,000.00) for a Site License upon deployment and client acceptance of the Integrated Product at the Seminole location. Customer shall also pay to SSG the sum of TWENTY-FIVE THOUSAND AND 0/00 DOLLARS ($25,000.00) for a Site License upon deployment and client acceptance of the Integrated Product at each subsequent Client Location. The cost of the License Fee shall remain unchanged, unless the parties jointly determine that the SSG Licensed Software should be upgraded, modified or enhanced in any way, at which time the License Fee shall reasonably increase upon mutual agreement of the parties.

IV.	TERM; TERMINATION

(a)	Term

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Section IV. Each Site License granted during the Term of this Agreement shall survive termination of the Agreement.

(b)	Termination

SSG may terminate this Agreement, with or without cause, upon one-hundred eighty (180) days prior written notice to Customer. In addition, either Party may terminate this Agreement during the Term upon thirty (30) days’ prior written notice to the other Party if:

(1)	By mutual agreement of both Parties.

(2)	The other Party fails to or refuses to pay any amount due hereunder for more than thirty (30) days after written notice thereto that an invoice for such amount has been submitted to such other Party and has not been paid, and such amount is not being contested in good faith by such other Party.

(3)	The other Party materially breaches any provision of this Agreement applicable to it and fails to cure such breach within thirty (30) days after its receipt of written notice of such breach.

(4)	The other Party declares in a sworn writing that a Force Majeure Event has occurred and the material effects of such Force Majeure Event continue in existence for more than sixty (60) days.

(5)	The other Party (i) files a voluntary petition in bankruptcy; (ii) shall have filed against it an involuntary petition in bankruptcy which is not vacated within thirty (30) days thereafter; (iii) makes an assignment for the benefit of creditors; (iv) files a petition or an answer seeking an arrangement with creditors, or takes advantage of any insolvency law to protect itself against creditors; (v) applies for or consents to the appointment of a receiver or trustee of all or a substantial part of its assets; or (vi) has entered against it in any court of competent jurisdiction an order, judgment, or decree appointing a receiver of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of thirty (30) or more consecutive days.

(6)	The other Party sells or otherwise disposes of all or substantially all of its business or assets to a third party; or control or ownership of the other Party is transferred to a third party resulting in an assignment or other transfer of a material right or obligation arising under this Agreement to that third party.

V.	SSG WARRANTIES; LIMITATION OF LIABILITIES

(a)	Warranty for SSG Licensed Software and SSG Service

In accordance with Schedule A hereto, SSG warrants that the SSG Licensed Software is free from material defects and conforms in all material respects to the Documentation for a period of one (1) year commencing on the date the last Site License has been granted pursuant to Section II(b) of this Agreement. SSG also warrants that all services rendered pursuant to this Agreement shall be performed in a workmanlike manner consistent with industry standards.

(b)	No Warranty for Vendor Licensed Software

Customer acknowledges that Customer shall be solely responsible for obtaining licenses to Vendor Licensed Software. SSG MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE QUALITY, CAPABILITIES, OPERATIONS, PERFORMANCE OR SUITABILITY OF VENDOR LICENSED SOFTWARE, INCLUDING THE ABILITY TO INTEGRATE SUCH VENDOR LICENSED SOFTWARE WITH THE SSG LICENSED SOFTWARE

AND/OR HARDWARE. The quality, capabilities, operations, performance and suitability of such Vendor Licensed Software lie solely with Customer and the vendor or supplier of such Vendor Licensed Software.

(c)	Exclusivity of Warranties

THESE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF QUALITY, WHETHER EXPRESS OR IMPLIED. SSG DOES NOT WARRANT THAT THE SSG LICENSED SOFTWARE WILL MEET CUSTOMER’S FUTURE OR UNDISCLOSED REQUIREMENTS.

(d)	Limitation of Liabilities

SSG SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, EXCEPT WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION VII(d), THE LIABILITY OF SSG TO CUSTOMER FOR ANY REASON AND UPON ANY CAUSE OF ACTION OR CLAIM SHALL BE LIMITED TO THE AMOUNT PAID TO SSG BY CUSTOMER HEREUNDER WITH RESPECT TO THE PRODUCT OR SERVICE WHICH IS THE SUBJECT OF THE APPLICABLE ACTION OR CLAIM. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, CLAIMS FOR FAILURE TO EXERCISE DUE CARE IN THE PERFORMANCE OF SSG’S SERVICES HEREUNDER AND OTHER TORTS. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES, EXCLUSIONS AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND/OR OTHER APPLICABLE LAWS. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT.

VI.	CERTAIN CUSTOMER RESPONSIBILITIES

(a)	Notice of Hazard

Customer shall promptly notify SSG if it becomes aware of potentially unsafe conditions or hazardous materials to which SSG’s personnel could be exposed at any Customer Service Location.

(b)	No Assignment

Customer agrees not to assign, or otherwise transfer, this Agreement or Customer’s rights under it, delegate its obligations, or resell any product or service, without the prior written consent of SSG; provided, however, that the preceding shall not prevent installation and use of the Integrated Product at a Client Location, whether under lease, purchase or otherwise. Any attempt to so assign, transfer, delegate or resell without such consent shall be a material breach of this Agreement.

(c)	Access to Customer Service Location and Remote Access

Customer shall provide SSG with sufficient, timely access to any Customer Service Location requiring on-site Support in order for SSG to fulfill its obligations under this Agreement. Customer shall also provide SSG with sufficient and timely remote access to any Customer Service Location in order for SSG to fulfill its obligations under this Agreement.

(d)	Support Coordination

The Customer shall be the primary point of contact and first organization to be contacted in the event the Integrated Product requires technical support. The Customer shall provide a support organization to respond to technical support requests and make all attempts, within reason, to resolve any technical issue, prior to contacting SSG. Should the issue require SSG support, Customer’s primary or alternate support coordinator shall contact SSG. The Customer will designate and provide SSG with a primary support coordinator and alternate support coordinator each of who are authorized to communicate directly with SSG personnel.

(e)	Use Limited

Customer shall make no use of the SSG Licensed Software other than for use with the PokerPro System for development and use of the Integrated Product.

(f)	Maintenance of Backup Procedures

Customer shall maintain reasonably adequate procedures for the reconstruction or replacement of lost or altered files, data or programs.

(g)	Compliance with Operating Protocols

Customer shall comply with the routine operating protocols specified in the Documentation or otherwise communicated by SSG from time to time.

(h)	No Unauthorized Support

Customer shall not permit persons other than authorized representatives of SSG to provide Support for SSG Licensed Software without the prior written consent of

SSG, unless SSG fails to meet its support obligations under Section VIII or unless Customer requires additional support than that for which SSG is obliged under Section VIII and SSG declines providing such additional support.

(i)	Good Faith

Customer shall conduct its business, as it relates to this Agreement, in a commercially reasonable, legal and ethical manner. Customer shall regularly and timely keep SSG informed regarding Customer’s business activities as they relate to this Agreement.

VII.	RESPECTIVE RIGHTS IN SOFTWARE; EXCLUSIVITY; CONFIDENTIALITY; NON-SOLICITATION; NO-HIRE

(a)	Rights in SSG Licensed Software

Title to and ownership of the SSG Licensed Software and all copies, partial copies and any and all revisions, enhancements, Updates or modifications thereto shall remain with SSG. Except as may be licensed under the Customer License or a Site License pursuant to this Agreement, all title, ownership and rights to patents, copyrights, trademarks and trade secrets contained in the SSG Licensed Software, or any Update thereto, shall remain with SSG.

(b)	Rights in PokerTek Software

Except for use of the SSG Licensed Software pursuant to this Agreement, title to and ownership of the PokerTek System and PokerTek Software and any and all revisions, enhancements, updates or modifications thereto shall remain with Customer. Except for use of the SSG Licensed Software pursuant to this Agreement, all title, ownership rights to patents, copyrights, trademarks and trade secrets contained in the PokerTek System and PokerTek Software, or any update thereto, shall remain with Customer.

(c)	Exclusivity

Customer may decide at any time to develop its own customer account database and card access solution; however, in doing so, Customer may not: (a) infringe upon any of SSG’s rights in its patents, copyrights, trademarks or trade secrets; (b) reverse engineer, decompile, copy, or otherwise attempt to utilize SSG Licensed Software or Nation intellectual property; or (c) use any of SSG’s Confidential Information, as defined in the Mutual Non-Disclosure of Confidential Information Agreement executed by both parties on October 14, 2004. Should Customer violate this provision, SSG reserves the right to pursue any and all available remedies.

In the event Customer decides to develop its own customer account database and card access solution in accordance with this Section, Customer is not entitled to any refund of any License Fee owed or paid to SSG, but the Customer License and Site Licenses for SSG Licensed Software that remain in Integrated Products at Customer Service Locations will remain in effect and SSG shall continue to provide Support with respect to such licenses in accordance with Section VIII.

(d)	Indemnification

Customer shall indemnify, defend and hold harmless SSG against any action, suit, or proceeding, or settlement thereof, to the extent that such action, suit or proceeding claims that an element of the PokerTek Software or any Vendor Licensed Software infringes or misappropriates any patent, copyright, or trade secret of any third party or that any trademark used with respect to the PokerTek Software or any Vendor License Software infringes any right of any third party, in each case, if, but only if (i) SSG notifies Customer promptly in writing of the claim if SSG itself receives notice of the claim, (ii) Customer has sole control of the defense and all related settlement negotiations, (iii) SSG provides Customer with all necessary assistance, information and authority to perform the above, and (iv) SSG does not take any actions that are adverse to the defense or settlement of the claim. SSG shall indemnify, defend and hold harmless Customer against any action, suit, or proceeding, or settlement thereof, to the extent that such action, suit or proceeding claims that an element of the SSG Licensed Software infringes or misappropriates any patent, copyright, or trade secret of any third party or that any trademark used with respect to the SSG Licensed Software infringes any right of any third party, in each case, if, but only if (i) Customer notifies SSG promptly in writing of the claim if Customer itself receives notice of the claim, (ii) SSG has sole control of the defense and all related settlement negotiations, (iii) Customer provides SSG with all necessary assistance, information and authority to perform the above, and (iv) Customer does not take any actions that are adverse to the defense or settlement of the claim.

(e)	Confidentiality

Both Parties agree to abide by and enforce the Mutual Non-Disclosure of Confidential Information Agreement executed by both Parties on October 14, 2004, which is attached to this Agreement and incorporated herein by reference.

(f)	Non-Solicitation; No-Hire

Each Party agrees not to engage in any attempt to hire, or to engage as independent contractors, the other Party’s employees or currently employed subcontractors until two (2) years after termination of this Agreement, except as may otherwise be agreed to in writing by the other Party, except that either Party may generally advertise employment opportunities and may hire individuals who independently respond to such general advertisements. In the event that this provision is breached, the breaching Party agrees to make whole the non-breaching Party for all reasonable costs and expenses, including legal fees, which such non-breaching Party incurs in deterring, or in consequence of, such competitive employment.

VIII.	SUPPORT

(a)	Scope of Support Services

SSG shall provide the following support services (“Support”) for SSG Licensed Software in accordance with Schedule A hereto for a period of two (2) years commencing on the date the last Site License has been granted pursuant to Section II(b) of this Agreement; however, if it is determined at any time that an Error is attributable, either directly or indirectly, to any negligent, malicious, or abusive conduct or misuse of the SSG Licensed Software by Customer or Customer’s clients, Customer shall be billed in accordance with the non-warranty fee structure set out in Schedule A:

(1) On-demand telephone and e-mail consultation. When a problem occurs which the Customer believes is related to an Error in any SSG Licensed Software, within a reasonable time after Customer’s initiation of telephonic or e-mail contact, SSG shall prescribe appropriate problem definition activities and remedial actions. Customer agrees that telephonic consultation outside of Normal Business Hours shall be initiated only for business critical or emergency situations with respect to the SSG Licensed Software;

(2) SSG and Customer together with categorize Errors in the Software reported by Customer as follows and will use reasonable efforts to respond to Customer’s requests for Services according to the time frames stated in Schedule A of this document.

(3) If an Error persists after implementation of advice furnished by SSG during telephone or email consultation pursuant to this Section, SSG shall endeavor to remedy such Error remotely, if possible. Upon SSG’s determination that on-site maintenance is appropriate, which determination shall not be unreasonably withheld, SSG shall dispatch within a reasonable time an appropriate number of SSG representatives to the applicable Customer Service Location to attempt to remedy the Error.

(4) Notice of each available suite of enhancements or modifications to any SSG Licensed Software (each, an “Update”), which Update shall be furnished to Customer upon Customer’s election as provided in this Paragraph; provided, however, that if SSG reasonably advises Customer that an Update is required in order for SSG to comply with representations and/or warranties made by SSG under this Agreement, Customer shall not withhold such consent. Customer agrees that should it elect to obtain an Update, it shall notify SSG in writing within sixty (60) days of SSG’s notice of such Update’s availability, upon which SSG shall, within a reasonable time, furnish such Update in such form as SSG shall decide in its reasonable discretion;

(5) Such other support services as Customer shall request and SSG shall agree to provide, in its sole discretion, as set forth in a written supplement or addendum to this Agreement.

(b)	Support Fees

SSG shall be remunerated for Support rendered under this Section VIII in accordance with the provisions of Schedule A hereto.

(c)	Expense Reimbursement

In the event on-site Support is furnished that is not a P1 or P2 issue as described in Schedule A or that is not within the 1-year warranty period in accordance with Schedule A regardless of the categorical classification as per the support matrix, Customer shall reimburse SSG for all reasonable and customary travel and living expenses that it may incur.

(d)	Subcontracting; Assignment

Except as permitted in this Agreement, no part of this Agreement or the Support to be provided hereunder shall be subcontracted or assigned by SSG without Customer’s prior written consent, which shall not be unreasonably withheld. If Customer consents to a subcontract or assignment or if a subcontract or assignment is otherwise permitted under this Agreement, SSG shall ensure that any such subcontract or assignment incorporates all of the terms and conditions hereof.

(e)	Expiration of Support Obligations

If at any time during the Term of this Agreement, Customer fails to perform an installation of the Integrated Product at a new Client Location (and thereby be a granted a new Site License from SSG) for a period of two (2) years commencing on the date the last Site License has been granted pursuant to Section (II)(b), SSG’s Support obligations pursuant to this Section VIII shall expire.

IX.	MARKETING

Each party shall use its best efforts to develop and implement and effective marketing strategy. The use of either SSG Licensed Software or name or Customer’s PokerPro System or name shall be at the written approval and discretion of both SSG and Customer. The specific marketing rights and constraints regarding the two products shall be negotiated by SSG and Customer.

X.	GENERAL

(a) This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all other prior oral or written communications, negotiations, understandings, representations (if any) made by and between the Parties.

(b) All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective legal representatives, successors and permitted assigns.

(c) If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited or deemed invalid under applicable law or regulation, such provision shall be prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

(d) The failure or delay of any Party at any time to require performance by another Party of any provision of this Agreement, even if known, shall not affect the right of such Party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.

(e) No notice to or demand on any Party in any case shall, of itself, entitle such Party to any other or further notice or demand in similar or other circumstances.

(f) The terms of this Agreement may be only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of the Customer and SSG.

(g) All notices, demands, requests or consents required or permitted under this Agreement shall be in writing and shall be hand delivered, sent by facsimile, or mailed certified return receipt requested to the respective parties at the following addresses, as the same may be changed by notice to the other Party:

(h) If to SSG:

Standing Stone Gaming LLC

5218 Patrick Road

via Verona, NY 13478

Attention: Mr. Frank Riolo, COO

Facsimile: 315-361-8621

If to Customer:

PokerTek, Inc.

1020 Crews Road, Suite J

Matthews, NC 28106

Attention: Mr. Lou White, CEO

Facsimile: 704-849-9148

Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by confirmed facsimile, by U.S. Mail with acknowledgment of receipt, or by any commercial courier providing equivalent acknowledgment of receipt.

(i) SSG and Customer are independent contractors, and no agency, partnership, joint venture, employer-employee or other similar relationship is intended or created by this Agreement.

(j) In the event of any dispute with regard to the interpretation of this Agreement or the respective rights and obligations of the Parties, other than those for which injunctive relief is appropriate, and as a condition precedent to any legal action being commenced by either Party, the officers of the parties shall in good faith attempt to resolve the Parties’ differences. If the dispute is not then resolved within five (5) business days either Party may pursue any remedies then available to it.

(k) This Agreement and performance hereunder shall be governed by the laws of the State of New York without regard to its conflict of law provisions.

(l) The following provisions of this Agreement shall survive its cancelation, termination or expiration: V(b), (c) and (d); VII; X(k).

(m) This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

STANDING STONE GAMING, LLC		POKERTEK, INC.

by	/s/ Frank Riolo	by	/s/ Gehrig White
	Authorized Signature		Authorized Signature

Name:	Frank Riolo	Name:	Gehrig White
Title:	President	Title:	C.E.O.
Date:	1-26-05	Date:	1-24-05

Schedule A

Support

Name and Address of Customer:	Date:

________________________________________	SSG Agreement No.:
________________________________________
________________________________________
________________________________________

Primary Support Coordinator:

________________________________________

Alternate Support Coordinator

________________________________________

I.	LICENSED SOFTWARE SUBJECT TO SUPPORT

SSG Licensed Software	Annual Fee
Oneida II® Transaction Center – Lite (OII Lite)	N/A
User Interface Applications	Included
Cashier Stations (CAS)	Included
Palm Cashier (PCAS)	Included
Customer Service Stations (CSS, TMAS)	Included
System Administration & Management Station (SAM)	Included
Transaction Server	Included
Transaction Processor (TXP)	Included
Transaction Archiver (TXA)	Included
Trailer Applications (TL)	Included
Front End Processor (FEP)	Included
Database (DBS)	Included

II.	SUPPORT SCHEDULE

Support Requirement	Period	Fee Structure
Warranty Updates	1 year from date of last install	Included

Requested Modifications	2 years from date of last install	Billable at pre-agreed rate based on change specification

Problem resolution: non-warranty	2 years from date of grant of last Site License	$125.00 per hour (subject to escalation as per prevailing industry rate at the time of service is rendered) + expenses

III.	SUPPORT MATRIX

Category	Definition	Acknowledgment Goal	Response Goal
P1 Critical	System stop due to product or feature failure or data corruption, frequently requiring a software patch.	Two hours	Within 24 hours

P2 Serious	Minor impact. Feature/product failure, inconvenient workaround exists, normally requiring a patch.	Eight Business Hours	Two Business Days

P3 Minor	Minor impact. Feature/product failure, convenient workaround exists.	Forty Business Hours	Five Business Days

P4 Info	Informational. Desired Functionality does not match documented specifications.	Forty Business Hours	Fifteen Business Days